Exhibit 99.1

NEWS

FOR RELEASE: 7:00 a.m. CT, Tuesday, May 2, 2006

Charter Reports First-Quarter 2006
Financial and Operating Results

Revenues up 8.1% Year-over-Year;
294,800 Revenue Generating Units Added in First Quarter

St. Louis, MO - May 2, 2006 -Charter Communications, Inc. (Nasdaq: CHTR) (along with its subsidiaries, the “Company” or “Charter”) today reported its first-quarter 2006 financial results. First-quarter revenue increased 8.1% over the first quarter of 2005, and the Company achieved a net gain of 294,800 Revenue Generating Units (RGUs) compared with December 31, 2005. Adjusted EBITDA in the first quarter was $471 million, essentially flat compared with the first quarter of 2005, reflecting increased operating expenses associated with higher customer counts, investments in customer service enhancements, increased marketing spending, and annual programming rate increases.

Highlights

  Charter ended the first quarter with 11,293,800 RGUs, up 294,800 from December 31, 2005. It was the highest quarterly gain in more than three years and reflected growth in all customer categories.
  Average monthly revenue per customer was up in all of Charter’s product lines, resulting in a 9.7% increase in total average monthly revenue per analog video customer to $77.64, from $70.75 a year ago.
  Charter’s telephone customer base continued to expand rapidly, ending the first quarter at 191,100, up 57% from December 31, 2005. As a result of Charter’s accelerated rollout of its telephone service, the Company’s phone service was available to approximately 3.9 million homes at March 31, an increase of nearly 1 million homes during the quarter.

  Charter also recently completed a $6.85 billion refinancing of its senior secured credit facilities, which improves the company’s liquidity, extends its debt maturities, and reduces interest cost.
      “Disciplined execution of our growth and operating strategies is driving consistent improvement in a range of key metrics, including customer counts, average revenue per customer, total revenue, and churn,” said Neil Smit, president and chief executive officer.

“Simply put, we’re selling more products to more customers at better prices. We remain sharply focused on achieving profitable revenue growth by executing our strategies to enhance the end-to-end customer experience, improve operating effectiveness, grow sales and increase retention,” Smit said

Operating Results

Charter’s increased investment in targeted marketing and improved service levels continued to drive organic customer growth across all product categories. Excluding the 53,200 RGUs that Charter acquired in January with the purchase of certain cable systems from Seren Innovations, Inc., Charter added a net 241,600 RGUs during the quarter, more than double the net gain of 117,100 RGUs in the first quarter of 2005 and handily exceeding the net gain of 133,400 RGUs in the fourth quarter of 2005. Charter achieved net gains in all customer categories during the quarter:
  Analog video customers increased by approximately 29,400, including approximately 17,500 customers acquired from Seren, compared with a net loss of 6,700 customers in the first quarter of 2005. It was Charter’s first net gain in analog video customers in 10 quarters.
  Digital video customers increased by approximately 69,800, including approximately 8,000 customers acquired from Seren, compared with a net gain of 19,900 customers a year ago.
  High-speed Internet (HSI) customers increased by approximately 126,000, including approximately 13,200 customers acquired from Seren, compared with a net gain of 94,000 customers in the first quarter of 2005.

  Telephone customers increased by approximately 69,600, including approximately 14,500 customers acquired from Seren, compared with a net gain of 9,900 customers in the year-ago quarter.
      As of March 31, 2006, Charter served approximately 11,293,800 RGUs, comprising 5,913,900 analog video, 2,866,400 digital video, 2,322,400 HSI and 191,100 telephone customers.

Average monthly revenue per analog video customer increased 9.7% for the first quarter of 2006 compared to 2005, with gains in all product categories.

Churn for the first quarter of 2006 declined compared with the first quarter of 2005, marking the fifth consecutive quarter of year-over-year improvement. Despite the significant growth in RGUs, bad debt expense declined as a percentage of revenue compared with the first quarter of 2005. “The increase in average revenue per customer across all product lines, coupled with the declines in churn and the bad debt rate, indicates that we’re adding high-quality customers - consistent with the results we expect from our targeted marketing and bundled product strategies,” said Mr. Smit.

Charter continued to achieve strong organic growth in its telephone offering, with customer count increasing 57% (including 14,500 customers gained from Seren) in the 2006 first quarter, following a 35% increase in customers in the fourth quarter of 2005. During the first quarter, Charter made telephone service available to approximately 1 million additional homes, bringing total homes passed with telephone service to 3.9 million as of March 31, 2006. The Company remains on track to make the service available to between 6 million and 8 million homes by year-end 2006. In markets where telephone service is available, Charter is experiencing reduced customer churn, increased revenue per analog video customer, and improved customer satisfaction, as customers take advantage of Charter’s bundled product offerings.

Charter continued strong growth of its HSI service, ending the quarter with 2,322,400 customers, up more than 17 percent over the prior year.

During 2005, Charter’s operations in the Gulf Coast were affected by hurricanes Katrina and Rita, with an estimated net loss of approximately 7,600 analog video customers during the first quarter, which was below the Company’s previous estimate of

10,000 to 15,000. This loss is included in the customer counts above, and Charter does not expect to incur further customer losses related to last year’s hurricanes.

Financial Results

First-quarter 2006 revenues increased 8.1%, or $103 million, to $1.374 billion, with gains in average revenue per customer in all product categories. HSI revenues increased 18.1%, or $39 million, and telephone revenues more than doubled to $20 million. Commercial revenues increased $11 million, or 16.9%, and advertising sales revenues increased $6 million, or 9.4%. Video revenues increased $27 million, or 3.2%, as the result of both more services per customer and higher rates.

Reflecting Charter’s continuing investments in customer growth and retention, as well as higher programming costs from annual rate increases, first-quarter 2006 operating costs and expenses increased $107 million, or 13.4%, to $903 million.

Income from operations decreased by $44 million to $7 million for the first quarter of 2006, versus $51 million for the first quarter of 2005, primarily due to a $68 million increase in asset impairment charges related to Charter’s recently-announced asset sales to New Wave Communications and subsidiaries of Orange BroadBand Holding Company, LLC.

Net loss applicable to common stock for the first quarter of 2006 was $459 million. For the first quarter of 2005, Charter reported a net loss applicable to common stock of $353 million.

Liquidity

Net cash flows provided by operating activities for the first quarter of 2006 were $209 million, compared to $153 million for the year-ago quarter. The increase in net cash provided by operating activities is primarily the result of changes in operating assets and liabilities, which provided $100 million more cash in 2006 than in 2005, offset by an increase in cash interest expense of $45 million.

Adjusted EBITDA totaled $471 million for the three months ended March 31, 2006, a decrease of $4 million, or 0.8%, compared with the year-ago period.

Expenditures for property, plant and equipment for the first quarter of 2006 were $241 million, compared to first-quarter 2005 expenditures of $211 million. The increase in capital expenditures reflects success-based investments in customer premise equipment resulting from customer growth, primarily in digital, telephone and HSI. During 2006, Charter expects capital expenditures to be flat with 2005 at approximately $1.0 billion to $1.1 billion, primarily for purchases of customer premise equipment, support capital, and scalable infrastructure investments.

Charter reported negative free cash flow of $186 million for the first quarter of 2006, compared to negative free cash flow of $107 million for the first quarter of 2005. Higher capital expenditures, higher debt balances, and interest on cash-pay obligations contributed to the increase.

As of March 31, 2006, Charter had $19.522 billion in long-term debt and $40 million of cash on hand. On April 28, the Company completed a refinancing of its senior secured credit facilities. The $6.85 billion credit facilities include a new $350 million revolver/term credit facility, a $5.0 billion term loan due in 2013, and the existing $1.5 billion revolving credit facility. Pro forma for the refinancing, Charter’s total potential availability under its credit facilities at March 31 would have been approximately $1.3 billion, although the actual availability at that time would have been $516 million because of limits imposed by covenant restrictions.

The Company expects that cash on hand, cash flows from operating activities, proceeds from sales of assets, and the amounts available under its credit facilities will be adequate to meet its cash needs through 2007. The Company plans to continue its opportunistic approach to maintain liquidity, extend maturities, and de-lever the balance sheet.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by GAAP (Generally Accepted Accounting Principles) to evaluate various aspects of its business. Adjusted EBITDA, un-levered free cash flow and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net cash flows from operating activities reported in accordance with GAAP. These terms as defined by Charter may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA is defined as income from operations before special charges, non-cash depreciation and amortization, loss on sale of assets, asset impairment charges and option compensation expense. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s businesses and intangible assets recognized in business combinations as well as other non-cash or non-recurring items, and is unaffected by the Company’s capital structure or investment activities. Adjusted EBITDA is a liquidity measure used by Company management and its Board of Directors to measure the Company’s ability to fund operations and its financing obligations. For this reason, it is a significant component of Charter’s annual incentive compensation program. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and the cash cost of financing for the Company. Company management evaluates these costs through other financial measures.

Un-levered free cash flow is defined as adjusted EBITDA less purchases of property, plant and equipment. The Company believes this is an important measure as it takes into account the period costs associated with capital expenditures used to upgrade, extend and maintain Charter’s plant, without regard to the Company’s leverage structure.

Free cash flow is defined as un-levered free cash flow less interest on cash pay obligations. It can also be computed as net cash flows from operating activities, less capital expenditures and cash special charges, adjusted for the change in operating assets and liabilities, net of dispositions. As such, it is unaffected by fluctuations in working capital levels from period to period.

The Company believes that adjusted EBITDA, un-levered free cash flow and free cash flow provide information useful to investors in assessing Charter’s ability to service its debt, fund operations, and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under the Company’s credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). Adjusted EBITDA, as presented, is reduced for management fees in the amounts of $33 million and $26 million for the three months ended March 31, 2006 and 2005, respectively, which amounts are added back for the purposes of calculating compliance with leverage covenants. As of March 31, 2006, Charter and its subsidiaries are in compliance with their debt covenants and expect to remain in compliance for the next 12 months.

Conference Call

The Company will host a Conference Call on Tuesday, May 2, 2006, at 9:00 AM Eastern Time (ET) related to the contents of this release.

The Conference Call will be webcast live via the Company’s website at www.charter.com. Access the webcast by clicking on “About Us” at the top right of the page, then again on “Investor Center.” Participants should go to the call link at least 10 minutes prior to the start time to register. The call will be archived on the website beginning two hours after its completion.

Those participating via telephone should dial 888-233-1576. International participants should dial 706-643-3458.

A replay will be available at (800) 642-1687 or (706) 645-9291 beginning two hours after completion of the call through midnight May 9, 2006. The passcode for the replay is 7215682.

About Charter Communications

Charter Communications, Inc., a leading broadband communications company, provides a full range of advanced broadband services to the home, including advanced digital video entertainment programming (Charter Digital™), Charter High-Speed™ Internet access service, and Charter Telephone™ services. Charter Business™ similarly provides scalable, tailored and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, and video and music entertainment services. Charter’s advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.

# # #

Contact:

Press:       Analysts:
Anita Lamont     Ken Cook or Cathy Levendoski
314/543-2215     314/543-2397

Cautionary Statement Regarding Forward-Looking Statements:

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding, among other things, our plans, strategies and prospects, both business and financial. The Company will not undertake to revise forward-looking projections to reflect events after this date. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
the availability, in general, of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash flows from operating activities, further borrowings or other sources and, in particular, our ability to be able to provide under applicable debt instruments such funds (by dividend, investment or otherwise) to the applicable obligor of such debt;

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which would result in a violation of the applicable facility or indenture and could trigger a default of other obligations under cross-default provisions;

•
our ability to pay or refinance debt prior to or when it becomes due and/or to take advantage of market opportunities and market windows to refinance that debt through new issuances, exchange offers or otherwise, including restructuring our balance sheet and leverage position;

•
our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed Internet, telephone and other services and to maintain and grow a stable customer base, particularly in the face of increasingly aggressive competition from other service providers;

•	our ability to obtain programming at reasonable prices or to pass programming cost increases on to our customers;
•	general business conditions, economic uncertainty or slowdown; and
•	the effects of governmental regulation, including but not limited to local franchise authorities, on our business.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND SHARE DATA)

	Three Months Ended March 31,
	2006	2005
	Actual	Actual	% Change

REVENUES:
Video	$869	$842	3.2%
High-speed Internet	254	215	18.1%
Telephone	20	6	233.3%
Advertising sales	70	64	9.4%
Commercial	76	65	16.9%
Other	85	79	7.6%
Total revenues	1,374	1,271	8.1%

COSTS AND EXPENSES:
Programming	391	358	9.2%
Service	209	176	18.8%
Advertising sales	26	25	4.0%
General and administrative	239	202	18.3%
Marketing	38	35	8.6%
Operating costs and expenses	903	796	13.4%

Adjusted EBITDA	471	475	(0.8)%

Adjusted EBITDA margin	34%	37%

Depreciation and amortization	358	381
Asset impairment charges	99	31
Loss on sale of assets, net	-	4
Option compensation expense, net	4	4
Special charges, net	3	4

Income from operations	7	51

OTHER INCOME AND (EXPENSES):
Interest expense, net	(468)	(420)
Gain on derivative instruments and hedging activities, net	8	27
Gain on extinguishment of debt	-	7
Other, net	3	(2)
	(457)	(388)

Loss before income taxes	(450)	(337)

Income tax expense	(9)	(15)

Net loss	(459)	(352)

Dividends on preferred stock - redeemable	-	(1)

Net loss applicable to common stock	$(459)	$(353)

Loss per common share, basic and diluted	$(1.45)	$(1.16)

Weighted average common shares outstanding, basic and diluted	317,413,472	303,308,880

Addendum to Charter Communications, Inc. First Quarter 2006 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)

	March 31,	December 31,
	2006	2005

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$40	$21
Accounts receivable, net of allowance for doubtful accounts	149	214
Prepaid expenses and other current assets	87	92
Assets held for sale	754	-
Total current assets	1,030	327

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	5,440	5,840
Franchises, net	9,287	9,826
Total investment in cable properties, net	14,727	15,666

OTHER NONCURRENT ASSETS:	446	438
Total assets	$16,203	$16,431

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,285	$1,191
Liabilities held for sale	19	-
Total current liabilities	1,304	1,191

LONG-TERM DEBT	19,522	19,388

NOTE PAYABLE - RELATED PARTY	51	49

DEFERRED MANAGEMENT FEES - RELATED PARTY	14	14

OTHER LONG-TERM LIABILITIES	503	517

MINORITY INTEREST	188	188

PREFERRED STOCK - REDEEMABLE	4	4

SHAREHOLDERS' DEFICIT	(5,383)	(4,920)
Total liabilities and shareholders' deficit	$16,203	$16,431

Addendum to Charter Communications, Inc. First Quarter 2006 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)

	Three Months Ended March 31,
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(459)	$(352)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	358	381
Asset impairment charges	99	31
Noncash interest expense	52	49
Deferred income taxes	7	13
Loss on sale of assets, net	-	4
Option compensation expense, net	4	4
Gain on derivative instruments and hedging activities, net	(8)	(27)
Gain on extinguishment of debt	-	(11)
Other, net	(3)	2
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	61	45
Prepaid expenses and other assets	3	(4)
Accounts payable, accrued expenses and other	95	18
Net cash flows from operating activities	209	153

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(241)	(211)
Change in accrued expenses related to capital expenditures	(7)	14
Proceeds from sale of assets	9	6
Purchase of cable system	(42)	-
Purchases of investments	-	(2)
Proceeds from investments	5	-
Net cash flows from investing activities	(276)	(193)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	415	200
Repayments of long-term debt	(759)	(775)
Proceeds from issuance of debt	440	-
Payments for debt issuance costs	(10)	(3)
Net cash flows from financing activities	86	(578)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	19	(618)
CASH AND CASH EQUIVALENTS, beginning of period	21	650
CASH AND CASH EQUIVALENTS, end of period	$40	$32

CASH PAID FOR INTEREST	$240	$249

NONCASH TRANSACTIONS:
Issuance of debt by Charter Communications Operating, LLC	$37	$271
Retirement of Renaissance Media Group LLC debt	$(37)	$-
Retirement of Charter Communications Holdings, LLC debt	$-	$(284)

Addendum to Charter Communications, Inc. First Quarter 2006 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS

	Approximate as of
	March 31,	December 31,	March 31,
	2006 (a)	2005 (a)	2005 (a)

Customer Summary:
Customer Relationships:
Residential (non-bulk) analog video customers (b)	5,640,200	5,616,300	5,732,600
Multi-dwelling (bulk) and commercial unit customers (c)	273,700	268,200	252,200
Total analog video customers (b) (c)	5,913,900	5,884,500	5,984,800

Non-video customers (b)	287,700	272,700	241,700
Total customer relationships (d)	6,201,600	6,157,200	6,226,500

Average monthly revenue per analog video customer (e)	$77.64	$75.88	$70.75

Bundled customers (f)	2,050,200	1,944,800	1,743,800

Revenue Generating Units:
Analog video customers (b) (c)	5,913,900	5,884,500	5,984,800
Digital video customers (g)	2,866,400	2,796,600	2,694,600
Residential high-speed Internet customers (h)	2,322,400	2,196,400	1,978,400
Residential telephone customers (i)	191,100	121,500	55,300
Total revenue generating units (j)	11,293,800	10,999,000	10,713,100

Video Cable Services:
Analog Video:
Estimated homes passed (k)	12,582,100	12,519,300	12,214,900
Analog video customers (b)(c)	5,913,900	5,884,500	5,984,800
Estimated penetration of analog video homes passed (b) (c) (k) (l)	47%	47%	49%
Average monthly analog revenue per analog video customer (m)	$37.97	$37.66	$37.80
Analog video customers quarterly net gain (loss) (b) (c) (n)	29,400	(21,800)	(6,700)

Digital Video:
Estimated digital video homes passed (k)	12,493,100	12,427,800	12,104,600
Digital video customers (g)	2,866,400	2,796,600	2,694,600
Estimated penetration of digital homes passed (g) (k) (l)	23%	23%	22%
Digital penetration of analog video customers (b) (c) (g) (o)	48%	48%	45%
Digital set-top terminals deployed	4,086,900	3,981,100	3,829,200
Average incremental monthly digital revenue per digital video customer (m)	$27.66	$26.45	$24.58
Digital video customers quarterly net gain (g) (n)	69,800	47,200	19,900

Non-Video Cable Services:
High-Speed Internet Services:
Estimated high-speed Internet homes passed (k)	11,338,200	11,260,300	10,944,700
Residential high-speed Internet customers (h)	2,322,400	2,196,400	1,978,400
Estimated penetration of high-speed Internet homes passed (h) (k) (l)	20%	20%	18%
Average monthly high-speed Internet revenue per high-speed Internet customer (m)	$37.33	$36.60	$37.11
Residential high-speed Internet customers quarterly net gain (h) (n)	126,000	76,400	94,000

Telephone Services:
Estimated telephone homes passed (k)	3,911,600	2,918,000	1,116,700
Residential telephone customers (i)	191,100	121,500	55,300
Average monthly telephone revenue per telephone customer (m)	$43.00	$39.57	$41.34
Residential telephone customers quarterly net gain (i) (n)	69,600	31,600	9,900

Reducing the 29,400 net gain and included in the 21,800 net loss of analog video customers for the first quarter of 2006 and fourth quarter of 2005, respectively, is approximately 7,600 and 8,200, respectively, of net losses related to systems impacted by hurricanes Katrina and Rita.

After giving effect to the acquisition of cable systems in January 2006, December 31, 2005 analog video customers, digital video customers, high-speed Internet customers and telephone customers would have been 5,902,000, 2,804,600, 2,209,600 and 136,000, respectively.

After giving effect to the acquisition of cable systems in January 2006 and the sale of certain non-strategic cable systems in July 2005, March 31, 2005 analog video customers, digital video customers, high-speed Internet customers and telephone customers would have been 5,974,600, 2,690,300, 1,990,200 and 70,300, respectively.

See footnotes to unaudited summary of operating statistics on page 5 of this Addendum.

Addendum to Charter Communications, Inc. First Quarter 2006 Earnings Release

(a) “Customers” include all persons our corporate billing records show as receiving service (regardless of their payment status), except for complimentary accounts (such as our employees). In addition, at March 31, 2006, December 31, 2005 and March 31, 2005, “customers” include approximately 48,500, 50,500 and 43,100 persons whose accounts were over 60 days past due in payment, approximately 11,900, 14,300 and 7,000 persons whose accounts were over 90 days past due in payment and approximately 7,800, 7,400 and 3,600 of which were over 120 days past due in payment, respectively.

(b) “Analog video customers” include all customers who receive video services (including those who also purchase high-speed Internet and telephone services) but excludes approximately 287,700, 272,700 and 241,700 customer relationships at March 31, 2006, December 31, 2005 and March 31, 2005, respectively, who receive high-speed Internet service only or telephone service only and who are only counted as high-speed Internet customers or telephone customers.

(c) Included within "video customers" are those in commercial and multi-dwelling structures, which are calculated on an equivalent bulk unit (“EBU”) basis. EBU is calculated for a system by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. The EBU method of estimating analog video customers is consistent with the methodology used in determining costs paid to programmers and has been used consistently. As we increase our effective analog video prices to residential customers without a corresponding increase in the prices charged to commercial service or multi-dwelling customers, our EBU count will decline even if there is no real loss in commercial service or multi-dwelling customers.

(d) "Customer relationships" include the number of customers that receive one or more levels of service, encompassing video, Internet and telephone services, without regard to which service(s) such customers receive. This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (NCTA) that have been adopted by eleven publicly traded cable operators, including Charter.

(e) "Average monthly revenue per analog video customer" is calculated as total quarterly revenue divided by three divided by average analog video customers during the respective quarter.

(f) "Bundled customers" include customers receiving a combination of at least two different types of service, including Charter's video service, high-speed Internet service or telephone. "Bundled customers" do not include customers who only subscribe to video service.

(g) “Digital video customers” include all households that have one or more digital set-top terminals. Included in "digital video customers" on March 31, 2006, December 31, 2005 and March 31, 2005 are approximately 8,500, 8,600 and 10,000 customers, respectively, that receive digital video service directly through satellite transmission.

(h) "Residential high-speed Internet customers” represent those customers who subscribe to our high-speed Internet service. At March 31, 2006, December 31, 2005 and March 31, 2005, approximately 2,055,500, 1,943,000 and 1,749,000 of these high-speed Internet customers, respectively, receive video and/or telephone services from us and are included within the respective statistics above.

(i) “Residential telephone customers” include all households receiving telephone service. As of March 31, 2006, December 31, 2005 and March 31, 2005, approximately 170,300, 102,200 and 43,000 of these telephone customers, respectively, receive video and/or high-speed Internet services from us and are included within the respective statistics above.

(j) "Revenue generating units" represent the sum total of all analog video, digital video, high-speed Internet and telephone customers, not counting additional outlets within one household. For example, a customer who receives two types of service (such as analog video and digital video) would be treated as two revenue generating units, and if that customer added on high-speed Internet service, the customer would be treated as three revenue generating units. This statistic is computed in accordance with the guidelines of the NCTA that have been adopted by eleven publicly traded cable operators, including Charter.

(k) “Homes passed” represent our estimate of the number of living units, such as single family homes, apartment units and condominium units passed by our cable distribution network in the areas where we offer the service indicated. "Homes passed" exclude commercial units passed by our cable distribution network. These estimates are updated for all periods presented when estimates change.

(l) "Penetration" represents customers as a percentage of homes passed for the service indicated.

(m) "Average monthly revenue per customer" represents quarterly revenue for the service indicated divided by three divided by the number of customers for the service indicated during the respective quarter.

(n) "Quarterly net gain (loss)" represents the net gain or loss in the respective quarter for the service indicated.

(o) "Digital penetration of analog video customers" represents the number of digital video customers as a percentage of analog video customers.

Addendum to Charter Communications, Inc. First Quarter 2006 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(DOLLARS IN MILLIONS)

	Three Months Ended March 31,
	2006	2005
	Actual	Actual

Adjusted EBITDA (a)	$471	$475
Less: Purchases of property, plant and equipment	(241)	(211)

Un-levered free cash flow	230	264

Less: Interest on cash pay obligations (b)	(416)	(371)

Free cash flow	(186)	(107)

Purchases of property, plant and equipment	241	211
Special charges, net	(3)	(4)
Other, net	(2)	(6)
Change in operating assets and liabilities	159	59

Net cash flows from operating activities	$209	$153

(a) See page 1 of this addendum for detail of the components included within adjusted EBITDA.

(b) Interest on cash pay obligations excludes accretion of original issue discounts on certain debt securities and amortization of deferred financing costs that are reflected as interest expense in our consolidated statements of operations.

The above schedules are presented in order to reconcile adjusted EBITDA, un-levered free cash flows and free cash flows, all non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. First Quarter 2006 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CAPITAL EXPENDITURES
(DOLLARS IN MILLIONS)

	Three Months Ended March 31,
	2006	2005

Customer premise equipment (a)	$130	$86
Scalable infrastructure (b)	34	42
Line extensions (c)	26	29
Upgrade/Rebuild (d)	9	10
Support capital (e)	42	44

Total capital expenditures	$241	$211

(a) Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues. It also includes customer installation costs in accordance with SFAS No. 51 and customer premise equipment (e.g., set-top terminals and cable modems, etc.).

(b) Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g., headend equipment).

(c) Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d) Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e) Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

Addendum to Charter Communications, Inc. First Quarter 2006 Earnings Release